USA MOBILITY

Moderator: Vince Kelly
November 10, 2005
10:00 a.m. CT

Operator: Good morning and welcome to this USA Mobility third quarter investors update conference call. Today’s call is being recorded.

On line today we have Vince Kelly, President and CEO; Peter Barnett, COO; Tom Schilling, CFO and Treasurer; and Scott Tollefsen, General Counsel and Secretary.

I would like to turn the call over to Mr. Kelly. Please go ahead, sir.

Vince Kelly: Good morning. Thank you for joining us for this company update. Before I begin, our general counsel, Scott Tollefsen will make a brief statement.

Scott Tollefsen: Good morning. Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future, financial, and business performance.

Such statements may include estimates of revenue, expenses, and income as well as other predictive statements or plans dependent upon future events or conditions. These statements represent the company’s estimates only on the date of the conference call and are not intended to give any assurance as to actual future results.

USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions, which the company believes to be reasonable, based upon available information, they are subject to risks and uncertainties.

For a description of these risks and uncertainties, please review the risk factor section relating to our operations and the business environment in which we compete which is contained in our third quarter form 10Q and our 2004 form 10K; both of which are on file with the Securities and Exchange Commission.

Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Vince Kelly: Thank you, Scott. As we approach the one-year anniversary of the merger between Arch and Metrocall on November 16th, I’m pleased to report that we have met or exceeded virtually all of our first year integration goals.

Over the past year, we have realized significant merger synergies and cost savings, completely retired our bank debt, reorganized senior management, maintained our commitment to high quality customer service, negotiated beneficial long-term agreements with some of our larger vendors, begun exploring alternative sources of revenue, and most recently launched a major initiative to upgrade our sales and marketing organization with the goal of enhancing our overall sales function.

Last quarter, we stated that our Board of Directors has determined that it is in the best interest of our shareholders to declare a special one-time dividend near the end of the year. Our Chief Financial Officer, Tom Schilling will review the details on this later. However, the headline is that we will pay $1.50 per share before year-end. We think this is a solid way to cap off a year of integration progress and sequential quarterly improvement.

We greatly appreciate the support and patience of our shareholders. As we stated in our press release yesterday, the Board will regularly evaluate our options for returning capital to shareholders based on the company’s operating performance, and future capital investment requirements.

Turning to our accomplishments during and through the third quarter, subscriber trends continue to improve with net unit losses and their related decline rate over the past four quarters as follows: 4Q of ‘04, 338,000 or 6.1 percent; 1Q of ‘05, 347,000 or 5.8 percent; 2Q of ‘05, 271,000 or 4.8 percent, and 3Q of ‘05, 232,000 or 4.3 percent.

Similarly, the pace of quarter over quarter revenue decline continued to decelerate to 3.5 percent in Q3 from 4.9 percent in Q2 and 7.9 percent in Q1.

We completed repayment of our bank debt on August 19th, and became debt free.

We reduced company wide head count to 1731 employees at September 30th, a 17 percent reduction from 2079 at June 30th, and 39 percent reduction from 2,844 a year ago when we merged.

We made substantial progress in our network and systems rationalizations including the decommissioning of an additional 516 two-way transmitters and 266 one-way transmitters for the quarter, bringing the total reduction of transmitters to more than 2,208 since the merger was completed.

We signed a master lease agreement with Global Signal, which will result in substantial site lease cost savings in the coming years.

We closed 51 additional office and storage locations in Q3 resulting in monthly savings of over $140,000.

We successfully responded in the aftermath of hurricanes Katrina, Rita, and Wilma. Indeed our paging network’s technology and front line response team performed so well compared to other wireless services that we received wide praise and recognition from numerous first responder customers including FEMA and local public safety organizations. As a result, we are now leveraging that successful performance to position the company as an invaluable resource for government agencies that require highly reliable communications systems during critical or emergency situations.

And finally, we continued to refine our management and operating structure during the quarter placing a greater focus on sales and marketing as part of our long-term strategic plan.

I will comment further on the strategic plan and other ongoing company initiatives in a few minutes. But first I’d like to ask Tom Schilling, our Chief Financial Officer to review the company’s third quarter financial performance.

Tom Schilling: Thanks, Vince and good morning. I’ll briefly review the financial performance for the third quarter and provide some details on the special dividend announced in our news release.

As a result of the lower rate of subscriber erosion and increased product sales in the third quarter, total revenue was $152 million, a decrease of $5.6 million or 3.5 percent from the $157.5 million we posted in the second quarter.

The 3.5 percent revenue decline represents a substantial improvement from the 4.9 percent decline in the second quarter and the 7.9 percent decline on a proforma basis for the first quarter.

Total revenue includes service, rental, and maintenance revenue of $145 million and product sales of $6.9 million. Service, rental, and maintenance revenue declined $6.5 million or 4.3 percent from the second quarter. This decrease is driven by a 4.3 percent decrease in units in service, and total revenue per unit was essentially flat for the quarter.

Product sales increased 14.6 percent during the quarter driven by increased paging equipment, and IRM system sales.

As I mentioned the rate of net unit loss continued to improve in the third quarter compared to the second quarter marking consecutive quarterly improvements since our merger was completed a year ago.

As of September 30th, the company had 5,116,000 units in service consisting of 4,342,000 direct units, and 774,000 indirect units. Net units lost for the quarter was 232,000, which again was a loss of 4.3 percent. This compares to a net loss of 272,000 units or 4.8 percent in the second quarter and 347,000 units or 5.8 percent in the first quarter.

On a proforma basis net unit loss was 390,000 or 5.8 percent in the third quarter of 2004.

As those of you that follow us closely are aware, at the end of the second quarter, we completed the billing conversion of our Metrocall customer base. In the process of the billing conversion, nearly every customer experienced some impact on their invoices whether it was a change in presentation, a change in the application of certain sales and use taxes, or changes in certain rate components to improve pricing consistency between our legacy Arch and Metrocall customers.

We were extremely pleased with the results of our conversion and the relatively small impact it had on our third quarter results.

While the third quarter results have little negative impact from the conversion, aside from an increase in customer service calls and an increase in our accounts receivable aging, which I will discuss as part of general and administrative expenses, we continue to work through questions from those customers affected and we may see some additional impacts from the conversion in our fourth quarter results.

In addition to the billing conversion during the third quarter, we were affected by hurricanes Dennis, Katrina, and Rita, all of which hit the gulf coast region during the quarter.

While each of these storms impacted our network initially and Dennis required a two to three day evacuation of our Pensacola customer service center, Katrina certainly had the most lasting impact on our customer base particularly those in and around New Orleans who have lost their businesses or their jobs.

The area directly affected by Katrina represents approximately three percent of our revenue. However to date, we have experienced no significant impact on revenue or units as a result of Katrina or the other storms.

We continue to monitor the customer base in the Gulf region and believe that in the fourth quarter we may see some additional disconnects. But again at this point we do not expect it to be significant. In fact as Vince will discuss later, we are hopeful that our strong performance in the aftermath of the storms may well create revenue opportunities for us over the longer term.

Again, we are encouraged by the revenue and subscriber results in the third quarter but we do expect to see some increase in the fourth quarter subscription losses compared to the third quarter results.

Fourth quarter has traditionally been a higher quarter for subscriber disconnects. That combined with some of the lagging impact from Katrina and our billing conversion, lead us to expect a slightly higher net subscriber loss percentage in the fourth quarter.

Total paging revenue per unit, or what we refer to as ARPU, in the third quarter was $9.04 cents compared to $9.02 in the second quarter, $9.01 in the first quarter, and $9.14 in third quarter of 2004 on a proforma basis.

ARPU for direct units in the quarter was $9.81 compared to $9.89 in the second quarter or less than a 1- percent decrease. Indirect ARPU was $4.81 a 5 percent increase from the second quarter.

The relative stability of our total ARPU is largely a result of improving mix between direct and indirect subscribers. Direct units, which have significantly higher ARPU, have continued to increase as a percent of total units, and now represent 85 percent of our total units in service compared to 76 percent at the beginning of 2004.

We expect ARPU for direct units in service to continue to trend downward in future periods primarily due to the mix of customers rather than decreases in pricing.

First, our one-way service, which has a lower ARPU, is becoming a larger part of our direct subscriber base. Second, larger customers, which also generally have lower ARPU, are also becoming a larger percentage of the direct subscriber base. These two factors combined are the principle driver of the ARPU decline for our direct subscriber base.

Moving on to operating expenses, we made good progress in the quarter in improving our low cost-operating platform. In total, operating expenses for the third quarter were $140.1 million, a decrease of $19.1 million from the second quarter. Service, rent, and maintenance or SRM expense includes terminal and transmitter site lease costs, payroll related for engineers and other technical professionals, and satellite and other telecommunications expenses required to operate our one-way and two-way networks.

For the third quarter SRM expense totaled $54.6 million compared to $56.4 million in the second quarter of 2005 and $62.7 million in the third quarter of 2004 on a proforma basis.

The third quarter cost reductions were particularly encouraging as we began to see more expense reductions coming from non-head count related expenses. Of the total $1.8 million reduction to SRM expense, approximately $100,000 was from payroll related expenses; with the remaining $1.7 million coming from non-head count related expenses. The bulk of our third quarter SRM expense reductions came from our transmitter site lease expense and telecommunications expense, which are being driven by our network rationalization efforts including the decommissioning of one of our two-way networks.

Vince will discuss the progress and status of our network rationalization project in a few minutes.

The savings in site lease and telecommunications was partially offset by an increase in the SRM other expenses, which was primarily driven by transitional costs associated with our consolidation of inventory management to our Dallas operations.

Selling and marketing expenses, which consist primarily of payroll costs associated with our sales and marketing professionals, totaled $11.3 million for the third quarter compared to $11.2 million in the second quarter and $15.7 million in the third quarter of 2004 on a proforma basis.

As we have discussed on previous calls we right sized the sales force in the fourth quarter of 2004 just days after closing the merger. During the second quarter of 2005, we experienced some additional churn in our sales force and began adding back sales resources in the second quarter and continued into the third quarter.

In addition, in the second quarter we redesigned our sales commission plan to be more competitive within the wireless industry and help us retain our sales force. Those actions are the primary reason for the slight increase in the third quarter costs.

General and administrative expenses include customer service, inventory, and other support costs in the third quarter. In the third quarter general and administrative expenses were $44.8 million down 6 percent from $47.6 million in the second quarter.

The largest driver of expense reduction in the third quarter for G&A was payroll expense, which declined by $3.1 million in the quarter. We also had offsetting one-time items in the G&A for the third quarter. We booked a $1.6 million accrual in sales and use tax contingencies for legacy Arch accounts and we benefited in our outside services by $1.5 million from an insurance reimbursement for legal expenses associated with shareholder litigation settled in the fourth quarter of 2004.

Within G&A our bad debt expense increased in the quarter to $2.4 million from $1 million in the second quarter. This increase is driven by two issues. First, during the second quarter we experienced improvement in our accounts receivable aging which resulted in a lower than normal reserve requirement. Second, in the third quarter, we experienced an increase in our aging, which we believe is largely associated with the billing conversion and slightly associated with the disruptions in service during the multiple storms.

On an ongoing basis we would expect our bad debt costs as a percentage of revenue to be about 1.2 percent, which is in the middle of our second and third quarter rate.

Stock based and other compensation declined from $688,000 in the second quarter to $76,000 in the third quarter due largely to a true up of the Arch long-term incentive plan expense in the quarter.

Severance and related termination costs include the costs of severance from terminated employees and the cost of terminated contracts that provide us future cost reductions.

We believe this break out of expense provides our investors with improved clarity between ongoing and recurring costs and those that are more one time in nature.

In the third quarter we had $1.1 million of costs compared to $9.4 million in the second quarter. In the second quarter as you’ll recall the $9.4 million charged covered the expected costs of the management restructuring and related head count reductions that were announced in May.

EBITDA which we define as operating income plus the add back of depreciation and amortization for the quarter was $39.2 million, or 25.8 percent of revenue, compared to $31.3 million or 19.9 percent of revenue in the second quarter and $42.4 million or 25.6 percent of revenue in the first quarter.

The quarter over quarter EBITDA increase was largely driven by the reduction in severance and related termination costs in the third quarter versus second quarter.

Third quarter depreciation and amortization expense was $27.3 million compared to $32.9 million in the second quarter and $38.5 million in the first quarter. Included in the third quarter depreciation and amortization is about $200,000 in losses associated with hurricane Katrina.

In the third quarter we trued up our 2004 income tax provision to the 2004 income tax returns recently filed. As a result, $6.7 million was charged to the third quarter income tax expense. The $6.7 million charge includes an adjustment to the expected applicable tax rate from 40.2 percent to 38.8 percent. The $6.7 million charge also reduced our deferred tax asset.

Our resulting net income was $355,000 or 1 cent per share. Again, excluding the impact for the tax rate true up, our net income would have been $7.1 million or 26 cents per share.

The company’s head count declined by 348 during the quarter to 1,731 employees at September 30th. Head count reductions occurred throughout the organization in virtually every functional area. We will continue to lower head count over time however at a slower rate than what we have experienced in the past four quarters.

Capital expenses, which consist primarily of devices purchased, totaled $3.9 million in the third quarter compared to $2.8 million in the second quarter and $2.6 million in the first quarter. Expected capital expense increased in the third quarter as we made additional device purchases to maintain appropriate inventory balances. We continue to expect capital expense for the full year to be between $12 and $15 million.

With regard to liquidity our cash balance at September 30th, 2005, was $43.3 million. As you know we repaid the final $26.5 million balance of our bank debt during the quarter eliminating our long-term debt. Also, as announced in our news release our Board declared a special dividend of $1.50 per share to be paid on December 21st, 2005 to shareholders of record on December 1st, 2005. This dividend of approximately $41 million will be paid out of our expected cash on hand at the end of the year.

From a tax standpoint we believe the dividend distribution will represent a return of capital for our shareholders. As such the dividend would not be taxable as dividend income but instead would be treated as non-taxable reduction to the stockholder’s basis in the stock of USA Mobility and thereafter as a capital gain. While we cannot be assured of the tax status until we complete earnings and profit study we do expect that all or substantially all the distribution will be considered a return of capital.

With that I’ll turn it back over to Vince.

Vince Kelly: Thanks, Tom. I want to take few minutes to update you on merger integration activities and comment briefly on several other strategic business initiatives that we have recently undertaken.

With respect to our merger integration, during the third quarter, we effectively wrapped the integration of Arch and Metrocall into a single operating company.

Regarding our two-way network rationalization, our goal as you know was to eliminate one of the company’s redundant two-way network platforms. As of today, our two-way network rationalization program remains on schedule. In the third quarter we continued to decommission the legacy Arch two-way network, which consisted of approximately 2,154-transmitter sites. We moved two-way subscribers in 13 markets onto the legacy Metrocall network. We decommissioned an additional 516 transmitter sites during the third quarter to bring the total decommissioned transmitters to 1491 since the program began in January.

We expect to decommission all remaining two-way transmitters by November 21st. This means we will have completely deconstructed the legacy Arch two-way network within approximately one year of merging and with little to no customer disruption. We believe this accomplishment along with others we will discuss helps lay the foundation for a long-term low cost-operating platform.

Upon completing this phase of the program as previously mentioned we will continue to be responsible for lease obligations on our transmitter sites until the underlying lease agreements expire over the next few years.

However, we will continue to negotiate early terminations and/or other favorable economic terms with our site landlords on some of the remaining leases. As for cost savings, the deconstruction of the two-way transmitters through September 30th has resulted in $466,000 in monthly savings. Upon completion of the transmitter deconstruction project in November, which includes deployment of approximately 165 new transmitters to add capacity in certain markets, we anticipate site lease savings of over $1.9 million this year.

In addition as previously disclosed, we expect net savings of $6.4 million in 2006, $13.2 million in 2007, and $16.8 million in 2008. Upon termination of all our two-way site leases, which we expect will take until 2009, annualized savings from our two-way network rationalization program are expected to exceed $21 million.

As for our one-way network rationalization, our goal is to eliminate redundant locations and excess capacity in our one-way network. During the third quarter, we removed 266 one-way transmitters as part of our rationalization plan to consolidate national and regional networks and migrate subscribers to our robust network in each market we serve.

By year-end we expect to decommission approximately 1,200 one-way transmitter sites, of which we had decommissioned a total of 717 sites through September 30th.

Some investors have asked us how we go about the network consolidation process. Traffic loading coverage of similar frequency networks are evaluated for opportunities to consolidate multiple frequencies onto a single transmitter network or infrastructure.

Multiple frequency transmitters can handle up to eight channels of paging traffic in a time-sharing arrangement limited only by the combined traffic loading of the frequencies. Once traffic is merged into the go to transmitter, the transmitter targeted for deconstruction and the associated antenna hardware are removed from the tower or roof top location.

Lease savings can be immediately realized on those leases that have expired or are in month-to-month agreements, or in future periods as the leases expire unless we specially negotiate our buy out.

With respect to cost savings on the one-way side as of September 30th, site rents have been reduced by $340,000 per month due to current deconstruction, prior deconstruction lease expiration and in part from the master antenna site lease agreement we entered into with Global Signal in August, but which took effect as of July 1st.

As previously announced we expect to consolidate up to 50 percent of our transmitters onto Global Signal’s site by the end of 2008, costing us approximately $12 million per year by then and resulting in a significant reduction in site lease expense. This does not imply that our total site rent in 2008 would be $24 million. Global Signal made a sound long-term business decision to partner with USA Mobility. The long-term benefits of the decision by Global Signal will include the predictability of a recurring revenue stream and partnership with USA Mobility as we explore alternative wireless uses of our network over Global Signal’s vast portfolio of tower sites.

Our 2008 site lease cost will consist of Global Signal for roughly half our paid tower portfolio and a variety of other landlords whose cost per site is currently more than twice that of the implied Global Signal rate, as well as the site rent paid to the landlords under contractual commitments for sites we have deconstructed prior to the expiration of the lease term.

However, we will continue to aggressively explore and negotiate additional opportunities with those other landlords for more win-win scenarios, consistent with the Global Signal relationship.

Going forward, we expect one-way channels rationalization to continue for several more years with actual savings a function of continued negotiations with site owners. Once completed, we expect this process will result in a larger long-term savings opportunity associated with our cost reduction efforts. We have not provided total costs savings projections for our one-way channel rationalization because the plan is still dependent on a variety of factors including frequency loading, paging protocols, site rent negotiation and optimization, RF coverage requirements, staffing, and timing issues.

However, we hope to share more information with you on this subject as that becomes available.

With respect to the billing system conversion, as you know, we successfully completed our billing system conversion at the end of the second quarter; the conversion to a common platform has already resulted in numerous operational efficiencies throughout the organization.

During Q3 we completed various clean up projects remaining from the billing conversion including overall integration of business systems and back office functions as well as the consolidation of various other operating functions such as eliminating one of our three inventory and fulfillment centers.

As previously noted we estimate approximately 10 million in annualized cost savings in the consolidated billing platform in 2006. However, there are many other related cost savings initiatives that have been enabled by our consolidation to a single billing platform.

With respect to our sales consolidation, during the quarter we consolidated the company’s two operating divisions consisting of six regions each into a single sales organization consisting of 11 regions.

The restructuring was an appropriate step given both a declining subscriber base and our new target approach to sales and marketing. Sales consolidation efforts through September 30th included the closing of 52 office locations, 28 terminal only locations, and 66 storage facilities as well as the consolidation of various other redundant company sites.

Over the balance of the year we will focus on consolidating additional redundant facilities and leveraging our centralized call center and engineering resource to improve efficiencies and support our field sales efforts.

With respect to our subsidiary restructuring, effective September 30th, we restructured the ownership arrangements among our wholly owned subsidiaries in order to simplify our corporate structure to achieve certain tax and administrative savings. The restructuring eliminates the need to file separate tax returns for each operating subsidiary and is projected to result in state income tax savings of approximately $3.6 million over the next six years.

We also estimate that the number of state and local transaction tax returns that we are required to file will be reduced by an amount in excess of 11,000 over the next four years, with a corresponding reduction in the number of man hours that would have been spent preparing such returns.

At the time of our merger a year ago, our integration team had a mission statement as follows; USA Mobility will form a team comprised of Metrocall and Arch managers and employees committed to executing a plan designed to provide for the rapid integration of each company’s culture, policies, and systems in order to form a wireless communications operating company focused on creating value through execution of an operating strategy emphasizing free cash flow generation by retaining revenue and customers, sales of new products and services, and achieving cost and operational efficiencies.

To summarize our integration progress to date, we have been true to our mission. From an operational standpoint we have completed almost all of what we set out to do in integrating the two companies. The billing system conversion is completed. And our operational support teams are well into the post conversion process.

In addition our channel rationalization process is on track and our engineering team continues to analyze and refine our long-term plan. Moreover, we have reduced head count including management by approximately 39 percent, executed an extremely favorable long-term agreement with our largest site lease landlord, and have made additional progress on our networking cost structure with our large telecom vendors.

I am happy to report that the merger integration of Metrocall and Arch into USA Mobility is substantially complete.

With subscriber trends, as I noted earlier, we are also very pleased at the continued reduction in our rate subscriber disconnects in the third quarter.

The positive trend in Q3 reflected a continued slow down in our rate of subscriber losses and was the lowest rate of decline experienced by this company or its predecessors in many years. In addition to the improvement in net subscriber losses, 4.3 percent in Q3, compared to 4.8 percent in Q2 and 5.8 percent in Q1, monthly subscriber churn improved to 2.55 percent in Q3 compared to 3.22 percent in Q2 and 3.57 percent in Q1.

Although there is no guarantee that these trends will be sustained in future quarters, we are very encouraged by these results.

Not withstanding these positive trends we still expect net unit deactivations will continue for the foreseeable future. It is important to note however that even incremental improvements in the rate of net losses such as we have experienced in recent quarters have produced a positive impact on our recurring revenue.

With that in mind we continue to make progress during the third quarter to improve our sales efficiency and minimize gross disconnects especially among our direct customer base that is those subscribers who have regular contact with members of our direct sales force.

As of September 30th, our sales and marketing staff consisted of 479 professionals who sell the company’s products and services on a nationwide basis. Our direct customers also represent many of our larger accounts, which historically have lower disconnect rates.

On the direct side we lost 154,000 units during the third quarter for a net deactivation percentage of 3.4 percent, an improvement from losses of 174,000 and a net deactivation percentage of 3.7 percent in the second quarter.

Our customer acquisition and retention initiatives, we want to briefly comment on those.

While the paging industry continues to loose subscribers to competitors who provide higher cost mobile telephony and wireless PDA products that offer enhanced functionality, we continue to explore ways to mitigate the outflow. One of those ways has been to concentrate our sales and service efforts around our core group of business users. More specifically we have targeted those users who stand to benefit the most from pagings three principle advantages: substantially lower costs, significantly higher reliability in terms of signal strength, and superior network coverage. This core group, which represents the lowest churning accounts in our customer base, includes many of the largest accounts in our top ten vertical market segment.

In addition thanks in part to our recent billing system conversion we are now better able to analyze and data mine our customer base including by industry segmentation, customer size, and monthly recurring revenue. For example, recent research indicates that the top ten industry segments of our direct customer base as a percentage of monthly recurring revenue are as follows; health services, government, which includes federal, state, and municipal, education, financial institutions, computers and technology, aerospace and defense, retail, telco, petrochemical, and automotive.

Together these groups account for approximately 60 percent of our MRR. They also experience lower churn and net disconnect rates in recent quarters compared to other business segments.

Beyond efforts to data mine our customer base, we conducted in-depth market surveys with our top 150 core customers this past spring and summer. As noted on our last investor call, these surveys were designed to provide feedback on the make up, satisfaction levels, and future intentions of these accounts. They also allowed us to collect critical input from these customers on sales and service performance as well as their future paging needs. It was gratifying for us to receive high marks from these customers on our current performance. In a nutshell, customers surveyed said that paging continues to offer them multiple advantages despite the evolution of other wireless technologies.

Not surprisingly, they identified those advantages as costs, reliability of network, and as a vehicle for critical communications.

With respect to our long-term strategic plan, as most of you know, we have not commented publicly on USA Mobility’s specific long-terms goals and strategic direction since the merger. Rather we have focused instead on the nuts and bolts of the merger integration and getting our organizational and financial house in order.

In recent months, however, senior management in conjunction with our Board of Directors has been working on a long-term strategic plan to address the fundamental challenges of the paging industry and to develop a set of defined strategic goals for the company over the next few years.

I wanted to share with you today, the plans underlying strategic focus and several initial steps we have taken to move toward those goals.

Management created a mission statement with respect to the goals of the plan. It reads; USA Mobility’s long-term strategic plan is to return capital to shareholders, through dividends, stock repurchases, and/or selective accretive acquisitions, divestitures, and strategic partnerships in order to maximize intermediate to long-term cash generation potential through the execution of a free cash flow based operating strategy supported by three primary tenets: retention of existing customers and revenue, sales of new products and services, and cost efficiencies.

The first step in meeting those goals is abundantly clear; improve top line trends at the same time we aggressively rationalize networks, cut costs, and consolidate customer service. In short, in order for us to continue to show improved results on subscriber and revenue results we need to maintain and/or improve both additional and related sales productivity while reducing churn.

Towards that end, we conducted a review and engaged a marketing focus consulting firm to advise us on our selling and marketing strategy and implementation. As a result, after extensive research, analysis, consulting advice, and internal review, we have formulated a plan designed to significantly strengthen our sales and marketing team.

We are moving forward as we speak to put this new model in place. Among key changes, the new structure divides sales and marketing into two separate but parallel functions, with each headed by an executive vice-president. Jim Boso, president of the central division, was promoted to executive vice-president of sales. We are currently conducting a search for an executive vice-president of marketing and hope to fill that position soon.

These two positions along with our chief operating officer, chief financial officer, general counsel, and I will constitute the primary executive leadership for the company.

In addition to these organizational changes, we are also in the process of implementing several other new sales initiatives, including re-focusing our sales efforts as I noted a moment ago, on ten key vertical markets.

This will allow us to better prioritize all of our marketing and sales and product development efforts.

Pursuing new product development through the revamped marketing function. While product development has not been a high priority in paging in recent years, we believe opportunities exist and we intend to actively pursue them.

Reposition the company as the nation’s high priority communications business underscoring the reliability of paging networks in emergency situations or adverse weather conditions.

Re-emphasize the importance of product branding including co-branding, re-branding, repackaging and new communications aimed at high potential market segments.

Create a stronger sales culture by providing timely information of strategic focus to our regional vice-presidents, sales managers, and direct sales force on productivity, rankings, and status on achieving specific revenue generating business plans and related incentives.

Upgrade marketing support capabilities especially for our ten key market segments with dedicated and targeted marketing and sales resources including training, recruiting, sales targeting, and further incentive programs.

In conjunction with our strategy to reposition USA Mobility as the nation’s high priority communications business we are now in the process of identifying, pursuing, and creating new sales opportunities based on our performance during hurricanes Rita, Katrina, Wilma, and other current emergency and terror prevention programs being undertaken by federal and local governments.

Our efforts are directed towards both near term sales of paging services and equipment as well as longer-term growth opportunities that would be delivered by new applications of our network and frequencies.

To achieve these results we have formulated a strategy for managing our relations with the Federal Government and have begun working with regulators and legislators to set policies that affect the marketability of our services.

We are seeking increased sales to government departments for their own communications requirements. We are also working to insure that paging is included in proposed legislation and FCC rules which could expand the functionality of our services. As examples, we recently carried our message into Washington in connection with both the FCC’s rule making regarding expansion of the emergency alert broadcasting system to include other wireless telecom devices and the drafting of the senate bill to establish a national all hazards warning, alert, and response network.

We believe there are numerous opportunities for us to generate additional revenues from our existing networks. Moreover, we believe the revenue side of our business is essential to the creation of long-term value for USA Mobility. From 2003 to 2004 on a proforma basis, USA Mobility lost approximately 23 percent of its revenue base and, not withstanding the improvements we have seen in our quarterly trends, we expect to loose approximately 22 percent this year.

Going forward, however, we will be making a major effort to minimize that pace of decline. As such, mitigating the outflow of current MRR coupled with the enhancement of future revenue will be principle revenue drivers of our long-term strategic plan.

We want to give you a quick update on the details our telemetry and AMDS initiatives.

One potential source of future revenue for us is telemetry or machine-to-machine wireless communications. Over the last year several telemetry applications have been introduced on our band PCS systems that appear to be gaining traction. Our MPCF systems offer a better balance between the cost of the device, monthly fees, and coverage as compared to other competing nationwide technologies.

With a goal of growing telemetry applications over narrow band PCS systems, we formed an alliance in June with Advanced Metering Data Systems, AMDS. As the first step, we completed the sale of our narrow band PCS license to AMDS in October. The license will create the opportunity for AMDS to provide meter-reading services over a broader geographic area than that in which it currently operates.

Our partnership with AMDS allows USA Mobility access to a protocol other than reflex that is compatible with narrow band PCS spectrum. AMDS’s protocol allows telemetry applications more flexibility than previously available in reflex. The availability of USA Mobility narrow band PCS channel and the future choice of protocols will offer companies more options in designing telemetry applications around narrow band PCS.

In coming months with technical support from us, AMDS intends to build out its meter reading network infrastructure to market its services to numerous utilities throughout North America.

USA Mobility will leverage its existing two-way networking back haul to allow AMDS an easy and quick deployment. To the extent that AMDS derives revenue from the use of its narrow band PCS license, which is not expected until sometime in 2006, USA Mobility would share a portion of that revenue.

In addition we would receive fee income for the build out and maintenance work. As previously noted, we view our alliance with AMDS as an opportunity to gauge potential for generating incremental revenues from telemetry applications. Recently, Alabama Power approved a 50,000-meter expansion of the AMDS network. We will keep you posted as the AMDS relationship continues to evolve and telemetry grows over narrow band PCS systems.

In summary, USA Mobility continues to make progress. We became net debt free on August 19th. We restructured and streamlined our operating divisions and sales staff. We made major progress in network rationalization and site vendor negotiations. Declines in our subscriber and revenue bases have improved each quarter since the merger. We have developed a cash flow oriented long-term strategic plan and are moving forward to quickly implement it. We have announced our intention to distribute $1.50 per share in the form of a special one-time dividend, approximately one year after completing the merger of Arch and Metrocall.

Over the balance of the year our principle objectives will include: complete the two-way network deconstruction, continue our one-way network rationalization and site vendor negotiations, continue to improve our sales and marketing initiatives, retain an executive vice president of marketing, and operate consistent with our long-term strategic plan mission statement and our strategic vision statement.

We believe these goals are both achievable and in the best interest of our investors. Although we readily acknowledge that the pursuit of our business goals poses various risks and uncertainties, our company’s strategic vision remains simple and straightforward.

USA Mobility will be a selling and marketing company focused on serving the wireless communications needs of our customers with a variety of communication solutions while operating an efficient, profitable, and free cash flow based business strategy. We believe paging and narrow band PCS messaging will continue to be a viable alternative for customers who want reliable communications devices with superior coverage characteristics at a fraction of the cost of broadband. We further believe that our customer relationships and distribution capabilities will allow us to take advantage of new communication products and solutions as the wireless marketplace continues to develop.

Finally, as I mentioned on our Q2 earnings call, we plan to hold an investor meeting in New York at some point during the first quarter of 2006. We have not set a specific date as yet, but most likely the meeting will be scheduled for early March to coincide with the release of our Q4 and year-end results.

Once we firm up details, we’ll enter the date, time, and location of the meeting.

With that, I will ask the operator to open the line up for your questions. In the interest of time, we would like to ask you to limit your initial questions to one and a single follow up. After that the operator will circle back for additional questions as time allows.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please press star one on your touch-tone telephone at this time. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question and we’ll pause for just a moment.

And we’ll take our first question from Jason Stankowski with Clayton Capital.

Jason Stankowski: Hi, guys. Congratulations on getting a lot done this year. Just curious why you would not commit to a dividend going forward. The idea of a one-time dividend is nice and returning capital. But why would you not, given the cash flow projections here for ‘06, at least institute a dividend so that you can kind of put yourself on some capital restraints and let people know that there is a base dividend that is available from the company?

Vince Kelly: Yes, I understand your question. And it’s a good one and we have talked about this quite extensively with our Board of Directors. And you know, we came up with a mission statement for our long-term strategic plan that talks about dividend, or potential stock repurchases, or, you know, selective accretive acquisitions or divestitures and other strategic partnerships. And so instead of just simply saying it’s going to be a purely a dividend strategy going forward, we want to leave the option open to evaluate all of those opportunities in the context of our operating performance as we move forward in time. It’s as simple as just wanting to keep the options open and maintain that flexibility. I think you can get great comfort that one of our largest shareholders is actually a board member here. So from the perspective of the shareholders I think that your interest would be well represented and you have to understand that our goal is to make you guys money. And that’s what our focus is. And that’s why we worked so hard this year. And that’s why the first opportunity we got to really deliver and give some money back to you, we have taken that opportunity.

Jason Stankowski: OK. And I guess the second question I would have is will there come a time, or do you foresee a time when leverage, I guess if the business decline plateaus, when leverage does make sense for the company? I mean replacing, you know, buying stock back at these levels or paying a dividend versus paying down, you know, debt may not be the optimal structure.

Vince Kelly: I don’t want to say no to anything. We want to keep our options open and maintain that flexibility. You know, we want to make money for our shareholders. And there are a lot of ways to do that. And we are working very hard to do that. And we will continue to explore all alternatives in the future.

Jason Stankowski: All right. Thanks guys.

Operator: Once again, that is star one if you would like to ask a question today. We will take a question from Chuck Whitmer with Eagle Capital Partners.

Meryl Whitmer: Hello?

Vince Kelly: Hi.

Meryl Whitmer: Hi, sorry, it’s Meryl Whitmer. Sorry I had trouble with my picking up from hands free.

You know I look at this, you know, the expense savings expected from the two-way lease expirations. And I just wonder what flexibility you have to possibly form a joint venture with someone who might want to do something like a WIFI or you know, use that, you know, use those tower sites to try and get some other type of business going since the lease expense is of some costs. Do you have flexibility with that? Or are the leases structured with the tower company such that it can only be used for paging?

Vince Kelly: Well, you know, the answer is yes, and yes.

Meryl Whitmer: OK, but I don’t remember my question so you...

Vince Kelly: Yes, yes. A, we have a lot of flexibility to work with the tower companies. In fact the reason one of the drivers for, you know, cutting this long-term deal with Global Signal was not just the existing opportunities that USA Mobility had, but was that we could work together in the future on some of the opportunities. And we are actually currently having discussion on a regular basis now evaluating some of these opportunities.

Now, having said that, the tower companies are also in business to make money as well. And you know, to the extent that we brought another technology and partnered with a Global Signal or you know, any of these other large tower companies, they are going to have to get paid for that. And that is going to have to be worked into the situation. It’s not simply going to ride on our, you know, site rent-free. But that doesn’t mean that you can’t use that leverage of our capability in order to do that.

One of the things, Meryl, that we do very well, is we have a very large national engineering presence and relationship with all the tower companies. So we are able to, you know, from the standpoint of AMDS as an example, to build a network for somebody and maintain it almost anywhere, which is something that benefits power companies. It benefits somebody deploying a new technology. And it benefits us, ultimately benefiting our shareholders.

So I think that we are very excited actually about our relationship with these large tower landlords and quite frankly with all of our landlords. They run good businesses. And we try to treat them decently. And they have treated us decently in return and recognized some of the challenges that we have had in our industry. And I believe we are making progress in all those areas. And I believe there will be more in it for them in the long-term if they work with us and explore alternative uses of their towers as we kind of bring some opportunities to them that they may not otherwise be exploring on their own.

Meryl Whitmer: Yes, well, I guess I heard, I guess this will be my follow up, that SkyTel is doing something in the WIFI area. And it just occurred to me what, you know, why not us too. But what are, I mean, is that a potential use on those tower sites? And what else could be potential?

Vince Kelly: Well, I mean, here’s an example. And as far as you know, I haven’t heard SkyTel is doing anything in the WIFI so I’ll just say that.

As far as the potential you know AMDS is a perfect example of it. They had a protocol, which is a communications protocol that they developed themselves, which for the application they want to use, which is interrogating machines, kind of machine to machine or meter reading is more efficient than the reflex protocol. And that is an example. There are other examples that could be out there. It seems to me that what we may do in the future is work with the tower companies and with AMDS using their protocol but to leverage that into other applications. So you know, I just think there is opportunity there. We can’t right now for you, Meryl, quantify that. I wouldn’t want to give, you know, a business forecast with dollars in it. But it’s something that we are very focused on. It’s something that quite frankly our chief operating officer spends a lot of his time on. And when we get that executive vice-president of marketing in here, we want them to spend time on it.

We have talked to a lot of companies whether they are you know, satellite companies or security companies or you know, you name it, you can go through a whole list; that there are potential applications here that you could use a narrow band network in order to make their cost lower and their footprint broader. So, I think there is opportunity. I think it would benefit all of us. And I think even from a perspective of timing, some of these things I think would be doable here over the next 24 months in terms of getting something up and going.

Meryl Whitmer: OK. Thank you.

Vince Kelly: Thank you.

Operator: We’ll take our next question from Steve Zogas with Ultimate Capital.

Steve Zogas: Hi. Good morning.

Vince Kelly: Good morning.

Steve Zogas: My first question is regarding working capital. Can you give us a framework for how we should think about working capital going forward? Perhaps specifically in terms of accounts receivable?

Tom Schilling: Yes, Steve just to clarify you are looking at the direction of accounts receivable, is that your question?

Steve Zogas: Yes, just sort of over the time, over an annual period how we should think about your working capital over that period?

Tom Schilling: OK, we will, you know, we will, I think, generate working capital over the next year. I mean, you know, we expect that our accounts receivable, right now as I mentioned we have increased a little bit, I would say our accounts receivable relative to where it would normally be is a little high right now. We saw our aging increase a little bit through the billing conversion and through Katrina. But we would expect that to continue to be reduced over the course of the next 12 months along with what we would expect our revenue attrition to be, in line with our attrition.

Steve Zogas: OK, so within the quarter do you consider any part of that to be temporary uses of cash as opposed to, you know, core ongoing uses?

Tom Schilling: Yes, in receivables I do think we saw a little bit of a what I would call one time slowing in our AR. As again, associated with the billing conversion and associated with the Katrina and other storms in the gulf region.

Steve Zogas: OK. And then my second question is regarding stock buy back as one of your options. Are you guys precluded in any way from doing a stock buy back because of how close you are to a technical change of control?

Vince Kelly: We are not precluded per se. But we certainly have to be careful and mindful of it as we look at it. Obviously a very large stock buy back could trigger change of control under the IRS code 382. And we are very mindful of that. I think that is why, you know, the easiest way to return some of the value back was in the form of a dividend which is one of the reason we opted for that here at the end of the year.

Steve Zogas: Right, so is that the reason why when Vince was giving his sort of capital allocation priorities, dividend was listed before share repurchase?

Vince Kelly: To a certain extent. You know it is an area that has to be considered when you look at what your alternatives are to return value to return capital back to the shareholder.

Steve Zogas: Great. Thanks.

Operator: We will go next to Ronnie Castle with Wolf Point Capital.

Ronnie Castle: Good morning. Congratulations on a good quarter. Couple of quick questions for you. First is there a targeted amount of cash that you would like to have on the balance sheet? I think previously you had given some guidance as to, you know, what you thought would be a normal amount to hold on the balance sheet. Just wondering if you could update that?

And then also what your expectations are for cap ex going forward?

Tom Schilling: Yes, let me first answer with regards to cash. Pretty consistent with what we have talked about before. We continue as we work through you know, as Vince said we have a lot of integration behind us, however, as we move forward for I would say the next six months our goal will still be $20 and $25 million of cash on hand.

Second part of your question on cap ex basically what we have stated in my talking points a little bit ago, we still expect to be between $12 and $15 million for the year. Into 2006, we just are not prepared to give any further guidance beyond what we have already talked about on capital expense for 2005. So we’ll probably be sharing that with a little bit more insight in our investor call in first quarter.

Ronnie Castle: Got you. And this AMDS business sounds like, you know, it has great potential for you going forward. And I know, you not estimating how much potential. At this point you don’t, maybe you don’t have an idea, you don’t want to share that. But how big of a market do you think that is, you know, in general? Going forward. Or is this something that is small niche business? Or can that be something that really is a sizable industry so to speak?

Vince Kelly: You know, Ronnie what is going to happen with the AMDS situation is going to become a function of how much the utility companies take it up. I mean there are probably over 100 million, you know, meters out there in the United States today. And what will have to happen is that the way that we would get paid from AMDS is as they would grow their subscriber base with their meters we would get a royalty from them. As we would deploy the network for them, i.e., build it out, we would get paid for deploying the network. And then we would get paid for maintaining the network.

So the reason we can’t really give you guys a forecast or any guidance on that is it is completely a function of how many meters they sell.

Now having said that, when we did our due diligence on them, you know, we spent a lot of time and we talked to public utilities. We talked to meter manufacturers, and we talked to consultants that advise the industry in terms of where it needs to go. There is a big issue in the United States today with utilities from a cost perspective of reading the meters and getting the data. There is a bigger issue with respect to energy efficiency and load balancing, specifically during high utilization rates. Let’s just say in California in the summer between 2 o’clock in the afternoon and 6 o’clock in the evening, you know, a utility might want to charge more for using electricity during that time because they want to dissuade you from running your washing machine and dryer while people are running their air conditioners. The legislatures are starting to put pressure on the utilities to do this.

Traditional meters as you know, they just didn’t have any way to do this.

Ronnie Castle: Right.

Vince Kelly: I mean they can’t send a guy out there and hey you know, throw the switch, you know, Irv, you know. What they got to do is they basically have to have a technology that allows them to do this. And one of the things that attracted us to AMDS, particularly after talking to the consultants that advise the industry and write kind of the white paper for that industry on efficiency was that mouse trap that these guys have created at AMDS are offering to do that very efficiently. So to the extent the utilities really get serious about that, we think that this is right mousetrap.

Whether that happens, Ronnie, you know, utilities tend to move in periods of time, you know, that are longer than perhaps our concept of time.

But you know, we’ll see.

Ronnie Castle: Do, do, I mean do you think it’s a cost-effective technology right now? I mean you talked, you know, 50,000 meters in Alabama.

Vince Kelly: We think that it is the most cost effective technology out there. And it can be used for electric, gas, and water.

Ronnie Castle: Great. Thanks, continue the good work.

Vince Kelly: Thank you.

Operator: We’ll take our next question from Matt Shefler with ISF.

Matthew Shefler: Hi, yes. Can you describe the, what your expectations are from the Sprint relationship? And also if could, may, just a general review of trends in single paging versus the sort two-way? And what’s been driving the market in that way? Just a kind of general review. Thank you.

Vince Kelly: Sure. The Sprint relationship, like the Nextel relationship, and the AT&T wireless relationship was for reselling of mobile telephone. So that, you know, we have relationships with account. And we have relationships with very large accounts. We still have a majority of the fortune 1000 as our customer base, hospitals, government. We will go into large accounts with our sales people and we can offer them a wireless portfolio of products and services. We can offer them mobile telephony. We can offer them Blackberries. We can offer them two-way paging. We can offer them one-way paging.

Each one of those technologies has different attributes. They have different costs associated with them. They have different functionality in terms of building penetration capabilities and the geographical footprint.

But what you’ll find often is that a large account will take a blend of product and services. And our concern would be if we weren’t offering all products and services we would have two problems.

A, a firm with competing wireless technology would be in there with that relationship and we don’t want that. Because we believe customer relationships are what improves churn.

And B, I think we would struggle with respect to the quality of our sales force because by selling all wireless technologies we attract in our opinion a better quality sales person than if we just had somebody focused strictly on one technology.

And so it’s as simple as that. There is not a whole lot of other analysis behind it.

With respect to the different trends we are seeing on the paging side of the business, I think we talked a little bit and put some schedules in our press release with respect to the pager result. But in general what you are seeing is a slowing down in the rate of the erosion on the one-way side of the business, because the customer base is becoming more and more made up of larger accounts that have lower churn characteristics than it was in prior periods when you had smaller accounts in there.

So the percentage of our overall one-way customer base that has large accounts, that is growing over time. And since those specific accounts have lower churn characteristics, we say they are more sticky in the business. You are just getting better results.

Now why do they continue to, you know, why paging? Why do they continue to use our products and services? It’s the fact that, you know, when a hurricane comes through an area and knocks a bunch of transmitters down, paging is signaling at, you know, on average 3,500 watts DRP from towers that have antennas 3 to 400 feet off the ground. Whereas mobile telephony is signaling from, you know, 90 to 100 feet off the ground, at you know, 90 watts. You know it is a big difference. Generally what is going to happen is a mobile phone network has a relationship between your phone and one tower. And when that tower goes off, you are gone.

A paging customer has a relationship between any transmitter that can see him because we simulcast. And so when you have situations like terribly tragic situations like we have had this past year in New Orleans and other places, often times you’ll find that pagers are working where other technologies are not working. And I think people are starting to realize that when you have a device that runs off a double ‘A’ battery it really doesn’t matter that you know, power’s out and your cell phone battery went dead because you can’t recharge it. It works. The thing that can save lives, the thing that can get critical communications to other people, the thing that does it better than any other wireless technology out there right now today is paging.

And so that is why we continue to see I think, in my opinion the trends in paging improving in terms of the customer base. Because people are beginning to recognize, you know, a device that works better than another device. And if for nothing else, for no other reason we believe if you are the Federal Government, if you are a state government, if you are a mayor of a city, to have paging is a rounding error in your budget compared to some of these things these guys are trying to take on in terms of just immensity and complexity of the communication solutions that they are looking at.

If they wanted to be efficient and many of them do they would look at paging first. It’s here today. It works better than anything else. And then they could work on the most complicated, you know, eloquent super, duper fancy communications systems that cost the taxpayers, God knows, how much money.

But we think paging is the best technology. And that is why we are having the most stability.

Two-way paging, it’s different from the perspective it costs more. So the big gap that you have between mobile telephony and one-way paging isn’t so pronounced with respect to two-way paging because our average revenue on the two-way side is over $20 a month. And so some people will look at that and say well, if I’m going to spend $20 a month, do I want to go to the next level.

Well, they can go to the next level. They are still going to spend a lot more. And they are going to lose a lot of the benefits that I just articulated with respect to paging when there is a big problem.

So, we still think it’s a very good business. You know, we are cognizant that the subscriber base does continue to shrink. We think we have specific sectors where there is opportunity for growth within the customer base. And one of the reasons that we have restructured our selling function and that we are bringing in an EVP of Marketing, is to actually target some of those specific vertical sectors. Put our efforts and initiatives into that. Hopefully come up with better results for you guys in the future.

Matthew Shefler: Good, if I could ask just one last question on the change of control. What gets triggered, what gets triggered with a, the share repurchase? And also, and what events would also be triggered for a private buyer as well as in terms of loss of an NOL or something like that?

Tom Schilling: Yes, essentially the biggest impact of a change of control is you have a severe limitation on your NOLs. We have deferred tax assets on our balance sheet of you know, roughly $250 million that will keep us from paying taxes for about the next 10 or 15 years or actually more like 15 to 18 years.

In a change of control, what happens is the IRS puts on a limit on how fast you can use those. And it essentially is about approximately, it varies with interest rates essentially, but it’s about a five percent, roughly that ballpark, of the market capital of the company becomes the limitation on what you can use. So you get a severe limitation, which would cause the surviving entity then to have more tax liability, cash tax liability going forward.

Matthew Shefler: And at what price is it neutral? I mean how low can the equity get here before it’s really almost going to be ...

Vince Kelly: ... yes – we are not going to step into that today.

Matthew Shefler: Thank you.

Operator: We will take our next question from Chuck Whitmer with Eagle Capital partners.

Meryl Whitmer: Hi, it’s Meryl again. Regarding the two-way pager I’m wondering if it’s as robust as the one-way in the disaster scenarios like the New Orleans hurricane.

Vince Kelly: Yes, I’m going to let Peter Barnett, our chief operating officer, take that.

Peter Barnett: From an outbound perspective it’s a simulcast system just like a one-way pager. From a return perspective there are receivers at each transmitter location. But typically when a pager sends out a signal it’s heard somewhere between three and five transmitter sites. So you can still loose two or three transmitters in a given geographic area and it will still be seen and heard by transmitters outside of the area that was affected by whatever was affecting it. So it still is a simulcast inbound and a limited simulcast out bound protocol.

Meryl Whitmer: OK. And I’m wondering if you are seeing any municipalities wanting to upgrade to the two-way system since that was obviously one of the big issues in New Orleans, or the Federal government? And if you get a lot of orders I mean can’t you bring the price down?

Peter Barnett: How about I’ll answer the first. The first part of the question is that when these storms have hit, every, I would say every time there has been an emergency, a storm, a large fire, we have increased sales of two-pages by the local government and/or emergency responders in that area. And most of that stuff does stick, even after everything that we have put out during New Orleans for extra pagers, they really haven’t come back. I mean they are staying out there with those users. So you do get an increased subscriber base even though it’s a small number of customers in a certain geographic area.

Meryl Whitmer: I’m sorry but the New Orleans ones, were they two-way pagers that went out?

Peter Barnett: We actually put both out.

Vince Kelly: Both, yes, absolutely.

Peter Barnett: Today in New Orleans, cellular service is mostly back up. But landline service is not back up in a large part of the city. And people are going to alternative technologies ...

Vince Kelly: ... yes, I mean one thing, you know, you only get so much on these calls. But, you know, one thing during the whole, you know, Katrina thing, our executive vice-president of sales Jim Boso was in constant contact with the state of Louisiana. We were providing them pagers. We were providing them any type of support they needed. We had stationed engineers with mobile transmitters right outside the storm’s path so we could get them down town quickly once the thing passed. I mean we did quite a bit, you know, for the state of Louisiana. And it’s those kinds of things that I think that governors, and mayors and just you know, anybody in any type of leadership position of responsibility needs to really take a good look at. And I think one of the things that we need to do because let’s face it, there has been a connotation with paging, is it an old technology. It’s not cool. Look at all these other things coming down. One of the things we need to do and we will do with the new marketing position and with our focus is we often need to re-position paging.

And maybe we don’t call it paging. Maybe it’s the national strategic alerting device. Maybe it’s, you know there are a zillion of different things we could call it that we have been kicking around. Maybe we need or Federal or State government needs to make it a special color and have special capabilities. It does group calls. So by department they could send messages and be more efficient than any other wireless technology.

These are all things that we are looking into and that we are evaluating. To use makes sense. Granted we have some bias in the issue.

With respect would we lower price? I think what you meant, would our cost lower if we were selling more. And absolutely our cost would lower if were selling more and hopefully all of us, our shareholders, everyone would benefit from that.

Meryl Whitmer: Well, actually that wasn’t what I meant. It’s just if there, you know, if you got, what, the one-way, which is $7. To step to $20’s high. But to step up to $15 is less on a per person basis.

Vince Kelly: That would be, that would be an option if our costs for the devices come down.

Meryl Whitmer: Right, right.

Vince Kelly: Yes, I mean volume drives discounts regardless of supplier or consumer. Absolutely, we agree with you.

Meryl Whitmer: OK, great. I guess I’ll get back in the queue. Thank you.

Vince Kelly: Thank you.

Operator: We’ll take the next question from Jack Stankowski with Clayton Capital.

Jason Stankowski: My name changed from Jason to Jack in a matter of 20 minutes. Just on the dividend I had a question regarding the taxability. Do you have negative E and P? Will this be 100 percent taxable or return of capital?

Tom Schilling: As we mentioned we believe right now that it’ll probably be all or substantially all a return of capital. But we do have to complete an E and P study to you know be conclusive on that. We expect that to be completed before we send out the 1099’s in the early part of 2006.

Jason Stankowski: You would hope so, I guess. Are your projections just out of curiosity if we are so fortunate enough to have the dividend be a good way to give us back some of the 100 million or plus you should generate next year, do you have any projections for whether we again have negative E and P going forward? What is your, what are your thoughts on that?

Tom Schilling: You know, I wouldn’t want to project on that right now until we, you know, probably in early March if we give some expectation of 2006 we can probably address that question at that time.

Jason Stankowski: OK. And also you mentioned the NOL being 200 or actually the differed tax asset I guess of 200 plus million...

Tom Schilling: ... Yes...

Jason Stankowski: ... does that imply an NOL of you know, roughly 600ish?

Tom Schilling: Yes, gross tax attributes, yes, would be gross up at our essentially our effective rate of about 38.8 percent.

Jason Stankowski: OK. And then given that, are there a lot of assets remaining to be depreciated from a tax perspective? I’m just trying to do, give the 18 years with, you know, with the cash flow versus taxable income projections going forward?

Tom Schilling: Yes, let me make sure I understand your question right? We have in our deferred tax asset, essentially it’s a combination of NOLs as well as depreciable base the tax basis of our depreciable assets that would you know, continue to shield us from income tax.

Jason Stankowski: OK. I, just if it was just NOL, I was trying to figure out how, why it would take 18 million, or 18 years to drill through it. And I just wondered if there are a lot of additional assets to be written or depreciated here going forward during that piece of time from a tax perspective.

Tom Schilling: Yes, we do have a tax base, tax basis of assets that we are you know that are continuing to be depreciated in our filing position. And then we also have the just what you would think of as traditional NOLs.

Jason Stankowski: OK, great. Thanks so much.

Operator: Once again that is star one to ask a question. We’ll take our next question from Steve Zogas with Ultimate Capital.

Vince Kelly: Yes, and this, operator, this is going to need to be our last question for today.

Steve Zogas: OK. Just one quick follow up. In terms of the number of employees, it dropped pretty significantly in the third quarter. And I think on your second quarter call you had sort of guided directionally that at the end of the year you will have about 1,700 employees. Is that still the target? Or are you ahead of plan?

Vince Kelly: Well, yes, and yes. I mean we are ahead of plan right now and it will still be below 1,700 by the end of the year.

Steve Zogas: OK, when you guys had given sort of op ex guidance for the year on your second quarter call, I think the range you gave was about 465 to 475 million. Does that number include your severance expense?

Tom Schilling: Yes, I believe it does, Steve. Everything except depreciation and amortization.

Steve Zogas: OK, great. Thank you.

Vince Kelly: OK ...

Operator: ... and I’ll turn the conference back over to the speakers for ...

Vince Kelly: Today’s call was recorded and so the details for the replay of the call are included in our press release. We want to thank all of you for joining us today. We really look forward to speaking with you at our investor conference that we are going to have in the first quarter. Thanks so much for your support and your patience while we got these two companies integrated. Now we are working on making them an efficient company and we are looking at opportunities. So thank you very much and we’ll talk to you soon. Have a great day.

Operator: That does conclude today’s conference. We thank you for your participation. You may now disconnect.

END